Exhibit 99.1

Support.com Announces New Employment Inducement Grants to New President and CEO

Sunnyvale, CA – August 13, 2020 – Support.com, Inc. (NASDAQ: SPRT), a leader in technical support solutions for businesses and consumers, announced today that the Compensation Committee of its Board of Directors approved the grant of stock options to Lance Rosenzweig as a material inducement to his commencing employment as President and Chief Executive Officer on August 10, 2020, as previously announced.

Subject to the terms of the Company’s 2014 Inducement Award Plan (“Inducement Plan”) and an approved stock option agreement, the Compensation Committee approved the grant, effective on Mr. Rosenzweig’s employment start date of August 10, 2020 (the “Grant Date), of a stock option (“Option”) for 400,000 shares of Company common stock with an exercise price of $1.61 per share, the closing price of the Company’s common stock on the Grant Date. The Option generally vests monthly over a three (3) year period beginning on the Grant Date subject to Mr. Rosenzweig’s continued employment, subject to partial acceleration of vesting in connection with involuntary termination of employment. The Option generally expires on the tenth anniversary of the Grant Date.

The Inducement Plan was adopted by the Company’s Board of Directors on May 13, 2014, for the purpose of granting employment inducement awards to newly hired employees as contemplated by NASDAQ Listing Rule 5635(c)(4). In accordance with the exemption provided by NASDAQ Listing Rule 5635(c)(4), the Inducement Plan was adopted without shareholder approval. In addition to the Option grant under the Inducement Plan, the Compensation Committee also approved an award to Mr. Rosenzweig of a performance based stock option for 600,000 shares of Company common stock pursuant to the Company’s shareholder approved Third Amended and Restated 2010 Equity and Performance Incentive Plan.

About Support.com

Support.com, Inc. (NASDAQ: SPRT) is a leader in customer and technical support solutions delivered from home. The company has more than 20 years’ experience providing high quality customer and technical support services to global enterprise clients, as well as small businesses and individual consumers. The company’s skilled employees and rich self-support tools troubleshoot more than 10,000 customer and technical support issues consumers face on an ongoing basis. Support.com delivers high quality, turnkey omnichannel solutions and digital support experiences across its client base. For more information, please visit www.support.com.

Support.com, Inc. is an Equal Opportunity Employer. For more information, visit http://www.support.com/about-us/careers.

© 2020 Support.com, Inc. All rights reserved. Support.com and the Support.com logo are trademarks or registered trademarks of Support.com, Inc. in the United States and other countries. All other marks are the property of their respective owners.

Media Contact

Jacob Moelter
Jacob.Moelter@support.com
IR@support.com

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s Annual and Quarterly Reports on Forms 10-K and Form 10-Q. For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.

SOURCE: Support.com, Inc.